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EXHIBIT 99.1

                                                                   PRESS RELEASE


                                Immediate Release

               Friede & Goldman Ltd Sold to United Heavy Machinery

GULFPORT, MS, May 24, 2002-- United Heavy B.V., a division of United Heavy Machinery, has purchased the Naval Architecture and Marine Engineering business unit Friede & Goldman Ltd. (FGL) from Friede Goldman Halter, Inc. (OTCBB: FGHLQ) for a sum of $15 million.

"We are pleased with the outcome of this auction," said Jack Stone, President and Chief Executive Officer of Friede Goldman Halter. "The competitive bidding for FGL shows the level of confidence the marketplace has in the products and services offered by Friede & Goldman Ltd. and in its future."

"The sale of Friede & Goldman Ltd. is positive for the estate and the terms of the agreement provide continued access to the FGL design technology for Friede Goldman Offshore which should prove beneficial to both companies going forward." said Ron Schnoor, President of Friede Goldman Offshore.

Previously announced contract with FGL Acquisitions (USA) was rescinded.

Friede Goldman Halter is a leader in the design and manufacture of equipment for the maritime and offshore energy industries. Its core operating units are Friede Goldman Offshore (construction, upgrade and repair of drilling units, mobile production units and offshore construction equipment) and Halter Marine, Inc. (a significant domestic and international designer and builder of small and medium sized vessels for the government, commercial, and energy markets).

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           For information regarding this or any of our press releases, contact:
                                                                    Larry Walker
                                                        Corporate Communications
                                                                  (228) 897-4867
                                                                     www.fgh.com


*Note: This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of The Securities Act of 1933, as amended, and Section 21 E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Friede Goldman Halter expects, believes or anticipates will or may occur in the future, are forward-looking statements. These statements are based on certain assumptions and analyses made by Friede Goldman Halter, Inc. in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Friede Goldman Halter and which are discussed in Friede Goldman Halter's Registration Statement on Form S-3, the 2001 Annual Report on Form 10-K, and subsequent Forms 10-Q. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.